March 22, 2010
CONTACT:  Mac McConnell
Senior Vice President, Finance & CFO
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2009 FOURTH QUARTER AND YEAR END RESULTS

--Reported fourth quarter loss per share of $3.84; adjusted earnings per share of $0.19
--Sales decreased 3.9% sequentially to $137.8 million
--Reduced total long-term debt by $53.0 million, to $115.5 million, during 2009
--Amended bank facility
--Potential acquisition of Quadna, Inc.
--Non-cash impairment of goodwill and other intangibles of $53 million
--Non-cash impairment of inventory of $13.8 million

Houston, TX, -- March 22, 2010 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net loss of $50.5 million for the fourth quarter ending December 31, 2009 with diluted loss per share (“EPS”) of $3.84 compared to net income of $7.0 million and EPS of $0.51 for the fourth quarter of 2008.

The current quarter reported EPS included an impairment of goodwill and other intangibles of $53.0 million, a $13.8 million reduction in value of inventory acquired from Precision and $5.6 million of restructuring and other special fourth quarter charges, amounting to $72.4 million of charges.  Absent these charges, adjusted EPS for the current quarter would have been $0.19 compared with the prior year quarter EPS of $0.51.  Adjusted EPS for the current quarter would have been flat sequentially from the quarter ending September 30, 2009.

For the year ended December 31, 2009, DXP reported a net loss of $42.4 million, with diluted loss per share of $3.24 compared to net income of $25.9 million, with diluted earnings per share of $1.87 for 2008.

David R. Little, Chairman and Chief Executive Officer remarked, “In connection with the severe economic recession, we incurred an impairment of goodwill and other intangibles.  In converting Precision to our IT system we discovered old and slow moving inventory.  In addition to these non-cash events, we incurred restructuring and other one-time charges.  With these one-time events behind us, the good news is we have amended our credit facility to give us more flexibility for growth. We believe our markets are improving and we are excited about the opportunity to acquire Quadna.  Quadna is one of the leading suppliers of fluid handling systems in the U.S. and is recognized globally for its system application expertise.  The Phoenix, Arizona-based company has nine branches in six states and Mexico and principally serves the mining, oil and gas, municipal power, food and beverage, semiconductor and chemical/pharmaceutical markets.  Quadna is the third or fourth largest Goulds distributor and Goulds is DXP’s largest vendor.  We feel good about our future and we are excited about our new potential acquisition.  Our growth strategies enable us to grow market share and our operational excellence program continues to reduce our cost to serve our customers.”

Mac McConnell, Senior Vice President and CFO, added, “I am very pleased that DXP was able to reduce total long-term debt by $53.0 million during 2009.  DXP also amended its credit facility to relax fixed charge coverage ratio and leverage ratio requirements and provide greater flexibility to complete acquisitions.  As of December 31, 2009, $37.3 million was available to be borrowed under our credit facility.”

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Precision Supply Chain Services, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC., AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (In Thousands)
	Years Ended December 31
	2007	2008	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 17,347	$ 25,887	$ (42,412)
Adjustments to reconcile net income (loss) to net cash provided by operating activities – net of acquisitions
Goodwill and other intangible impairment	-	-	52,951
Precision inventory impairment	-	-	13,800
Depreciation	2,258	4,629	4,260
Amortization	2,704	6,363	7,216
Deferred income taxes	(559)	143	(16,678)
Compensation expense from restricted stock	591	930	1,555
Tax benefit related to exercise of stock options and vesting of restricted stock	(3,197)	(1,362)	(266)
Gain on sale of property and equipment	(8)	(116)	-
Changes in operating assets and liabilities, net of assets and liabilities acquired in business combinations:
Trade accounts receivable	(9,253)	(10,876)	24,125
Inventories	(6,882)	(11,161)	32,716
Prepaid expenses and other assets	3,263	366	(1,665)
Accounts payable and accrued expenses	7,212	3,655	(24,027)
Net cash provided by operating activities	13,476	18,458	51,575
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(1,902)	(5,134)	(1,593)
Purchase of businesses, net of cash acquired	(125,869)	(73,943)	(491)
Proceeds from the sale of property and equipment	8	158	16
Net cash used in investing activities	(127,763)	(78,919)	(2,068)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	191,779	165,466	133,716
Principal payments on revolving line of credit, long-term debt and notes payable	(123,940)	(104,662)	(186,763)
Dividends paid in cash	(90)	(90)	(90)
Proceeds from exercise of stock options	202	105	10
Proceeds from sale of common stock	44,573	-	-
Tax benefit related to exercise of stock options	3,197	1,362	266
Net cash provided by (used in) financing activities	115,721	62,181	(52,861)
INCREASE (DECREASE) IN CASH	1,434	1,720	(3,354)
CASH AT BEGINNING OF YEAR	2,544	3,978	5,698
CASH AT END OF YEAR	$ 3,978	$ 5,698	$ 2,344
SUPPLEMENTAL DISCLOSURES:
Cash paid for --
Interest	$ 3,158	$ 6,207	$ 5,338
Income taxes	$ 5,879	$ 9,263	$ 15,053
Cash income tax refunds	$ 20	$ -	$ 73

DXP ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts)
	Years ending December 31,			Three months ending
	2007	2008	2009	12/31/2009	12/31/2008
Sales	$ 444,547	$ 736,883	$ 583,226	$ 137,826	$ 193,645
Cost of sales	318,855	529,895	431,812	114,648	136,729
Gross profit	125,692	206,988	151,414	23,178	56,916
Selling, general and administrative expense	93,800	158,797	147,795	37,005	43,568
Goodwill and other intangible impairment	-	-	52,951	52,951	-
Operating income (loss)	31,892	48,191	(49,332)	(66,778)	13,348
Other income	349	223	95	24	116
Interest expense	(3,344)	(6,130)	(5,245)	(1,225)	(2,115)
Income (loss) before provision for income taxes	28,897	42,284	(54,482)	(67,979)	11,349
Provision (benefit) for income taxes	11,550	16,397	(12,070)	(17,545)	4,300
Net income (loss)	17,347	25,887	(42,412)	(50,434)	7,049
Preferred stock dividend	(90)	(90)	(90)	30	22
Net income (loss) attributable to common shareholders	$ 17,257	$ 25,797	$(42,502)	$ (50,464)	$ 7,027

Per share and share amounts
Basic earnings (loss) per common share – restated	$ 1.46	$ 1.99	$ (3.24)	$ (3.84)	$ 0.54
Common shares outstanding – restated	11,811	12,945	13,117	13,152	13,065
Diluted earnings (loss) per share – restated	$ 1.35	$ 1.87	$ (3.24)	$ (3.84)	$ 0.51
Common and common equivalent shares outstanding – restated	12,860	13,869	13,117	13,152	13,939

DXP ENTERPRISES, INC., AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts)

	December 31,
	2008	2009
ASSETS
Current assets:
Cash	$ 5,698	$ 2,344
Trade accounts receivable, net of allowances for doubtful accounts
of $3,494 in 2008 and $3,006 in 2009	101,191	77,066
Inventories, net	119,097	72,581
Prepaid expenses and other current assets	2,851	3,533
Federal income tax recoverable	-	235
Deferred income taxes	3,863	7,833
Total current assets	232,700	163,592
Property and equipment, net	20,331	16,955
Goodwill	98,718	60,542
Other intangibles, net of accumulated amortization of $9,605 in 2008 and $13,779 in 2009	45,227	25,727
Non-current deferred income taxes	-	3,289
Other assets	880	822
Total assets	$ 397,856	$ 270,927
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 13,965	$ 12,595
Trade accounts payable	57,551	51,185
Accrued wages and benefits	12,869	6,633
Customer advances	2,719	1,008
Federal income taxes payable	7,894	-
Other accrued liabilities	8,660	6,377
Total current liabilities	103,658	77,798
Long-term debt, less current portion	154,591	102,916
Deferred income taxes	9,419	-
Shareholders’ equity:
Series A preferred stock, 1/10th vote per share; $1.00 par value; liquidation preference of $100 per share ($112 at December 31, 2009); 1,000,000 shares authorized; 1,122 shares issued and outstanding	1	1
Series B convertible preferred stock, 1/10th vote per share; $1.00 par value; $100 stated value; liquidation preference of $100 per share ($1,500 at December 31, 2009); 1,000,000 shares authorized; 15,000 shares issued and outstanding	15	15
Common stock, $0.01 par value, 100,000,000 shares authorized; 12,863,304 and 12,935,201 shares issued and outstanding, respectively.	128	129
Paid-in capital	56,206	58,037
Retained earnings	74,559	32,057
Accumulated other comprehensive income (loss)	(721)	(26)
Total shareholders’ equity	130,188	90,213
Total liabilities and shareholders’ equity	$ 397,856	$ 270,927